Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, relating to the consolidated and combined financial statements and financial statement schedules of CyrusOne Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of corporate costs from Cincinnati Bell, Inc. for specified periods and the basis of presentation) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Dallas, Texas
May 30, 2014